Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 20, 2015--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on August 19, 2015 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on September 11, 2015 to shareholders of record on September 1, 2015.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “Your Board of Directors is pleased to declare a dividend reflective of both the Company’s current financial performance and enhanced future prospects. We remain confident in the growth of the Company’s revenues and profitability as a result of expanding geographical impact and broadened products and services in retail banking and both residential and commercial lending.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
Fax: 860-408-4679
rsudol@simsburybank.com